Exhibit 10.1

TECHNOLOGY SERVICES AGREEMENT

THIS TECHNOLOGY SERVICES AGREEMENT (this “Agreement”) is entered into on July 15, 2023 (the “Effective Date”), by and between HUMBL, Inc., a Delaware corporation (“HUMBL”), and Arena Football League Management, LLC, a Minnesota limited liability company (“AFL”). HUMBL and AFL may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, HUMBL is a provider of technology services through its platform;

WHEREAS, AFL is a recognized professional indoor football league in the United States, organizing numerous events that require technology services; and

WHEREAS, AFL wishes to engage HUMBL as its official technology and exclusive ticketing provider, and HUMBL wishes to provide such services to AFL, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. SERVICES

1.1 Description of Services: HUMBL agrees to provide AFL with an official technology and ticketing platform for all AFL events across all stadiums and related services (“Services”). The Services will include providing the ticketing software, implementing the software in AFL’s operations, providing regular software updates, providing the required hardware, and providing necessary support and maintenance, as well as website support integrations.

1.2 Standard of Performance: HUMBL will provide the Services in a professional and workmanlike manner, consistent with industry standards.

2. TERM AND TERMINATION

2.1 Term: This Agreement shall commence on the Effective Date and continue for a term of five (5) years, unless earlier terminated as provided herein.

2.2 Termination for Cause: Either Party may terminate this Agreement upon written notice if the other Party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days of written notice thereof.

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3. COMPENSATION

3.1 Share Incentives: HUMBL will issue shares of its common stock to AFL in accordance with the following schedule so long as this Agreement remains in effect as of each applicable issuance date: (a) 15,000,000 upon completion of the 2024 AFL football season; (b) 15,000,000 shares upon completion of the 2025 AFL football season; and (c) 15,000,000 shares upon completion of the 2026 AFL football season. If AFL sells more than $30,000,000 in tickets under this Agreement during the 2024 AFL football season, then HUMBL will issue 15,000,000 shares of its common stock to AFL. HUMBL also agrees to pay the following stock compensation to AFL based on the number of new customers that download the HUMBL Wallet and purchase an AFL ticket during calendar year 2024: (x) 10,000,000 shares of HUMBL common stock for at least 250,000 but less than 500,000 HUMBL Wallet downloads; (y) 15,000,000 shares of HUMBL common stock for at least 500,000 but less than 1,000,000 HUMBL Wallet downloads; or (z) 25,000,000 shares of HUMBL common stock for 1,000,000 or more HUMBL Wallet downloads. The share numbers in this Section will automatically be adjusted in the event of a reverse split or other similar event.

3.2 Ticketing Fees: For each ticket sale made, AFL agrees to pay HUMBL a service fee of $5.00 (the “Service Fee”) plus the credit card fee charged in connection with the transaction by the credit card company. The Service Fee will increase as follows:

a).	2024	$5.00;
b).	2025	$6.00;
c).	2026	$7.00;
d).	2027	$8.00;
e).	2028	$9.00.

HUMBL will pay the AFL $1.00 from each service fee for partnership, on all tickets sold and processed exclusively through the HUMBL Tickets platform. In the event AFL terminates this Agreement without cause, it will be required to pay HUMBL its estimated lost ticketing revenue for the remainder of the term.

For any venues that do not accept HUMBL Tickets as the exclusive provider:

a).	2024	$2.00;
b).	2025	$3.00;
c).	2026	$4.00;
d).	2027	$4.50;
e).	2028	$5.00.

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4. AFL OBLIGATIONS

4.1 Compatibility: AFL shall be solely responsible for providing, maintaining, and ensuring compatibility with the Services, all hardware, software, electrical and other physical requirements for AFL’s use of the Services, including, without limitation, telecommunications, Internet access connections, Web browsers, or other equipment, programs, and services required to access and use the Services at each venue.

4.2 Acceptable Use: AFL shall use the Services only in accordance with this Agreement and shall comply with all regulations, policies, and procedures of networks through which AFL accesses and uses the Services.

4.3 Intellectual Property: AFL shall be solely responsible for obtaining any and all necessary intellectual property rights permissions and licenses for the events for which HUMBL is providing the Services, including but not limited to any permissions or licenses necessary for football games, and indemnifies and holds HUMBL harmless from any and all claims regarding the same.

4.4 Refunds: It is AFL’s responsibility to communicate their refund policy to ticket purchasers. In the event of canceled or postponed events, AFL will pay the costs of any refunds. All communications or disputes regarding refunds are between AFL and the ticket purchaser, and HUMBL will not be liable for any decision to issue or not issue refunds. HUMBL has no responsibility to provide individual refunds which have not been authorized by AFL.

4.5 Marketing: HUMBL will be reflected as the “Official Technology Platform” of the AFL. Upon signing of this agreement, HUMBL will dedicate $10,000 per month for promotion for the AFL and AFL venues leading up to the commencement of the 2024 season.

● “Powered by HUMBL” logo mark in lower right of AFL.com website pages

5. INTELLECTUAL PROPERTY

All intellectual property rights related to the Services, including but not limited to software, technology, and methodologies, used by HUMBL in providing the Services shall remain the exclusive property of HUMBL.

6. CONFIDENTIALITY

Each Party agrees to keep confidential all confidential information received from the other Party and to use it strictly for the purposes of this Agreement. Both Parties will take all reasonable measures to prevent unauthorized disclosure of the confidential information by its employees or agents.

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7. REPRESENTATIONS AND WARRANTIES

7.1 Authority and Performance: Each Party represents and warrants that it has the full power and authority to enter into and perform this Agreement without the consent of any third party. Each Party further represents and warrants that they will comply with all laws and regulations applicable to their performance under this Agreement.

7.2 Stock Issuance: AFL understands that any shares of HUMBL common stock issued pursuant to this Agreement (the “Shares”) will be characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and inasmuch as they are being acquired from the HUMBL in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Further, AFL represents that AFL is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. AFL understands that HUMBL is under no obligation to register the Shares. AFL understand that it will receive a Form 1099 for the value of the Shares and will responsible for all associated income tax obligations related to the Shares.

8. INDEMNIFICATION

Each party will indemnify, defend, and hold the other harmless from any loss, liability, damage, or expense (including reasonable attorneys’ fees) arising from any claim, demand, action or proceeding made or brought against the Indemnified Party relating to a breach of any warranty, representation or covenant made by such party herein.

9. CREDIT CARD CHARGEBACKS

In the event of any chargebacks, including but not limited to, credit card chargebacks or bank-issued chargebacks, AFL will be fully responsible for reimbursing such chargebacks to HUMBL, including any fees or penalties associated therewith. All communications and disputes regarding chargebacks are between the AFL and the ticket purchaser, and HUMBL will not be responsible or liable in any way for chargebacks issued. For purposes of this Agreement, “chargebacks” shall mean the amounts that the merchant bank is charged back by a cardholder or a card issuer under the card organization’s rules (e.g. cardholder dispute, fraud, declined transaction, returned tickets for canceled events, etc.). AFL agrees to a $15.00 fee per lost chargeback to cover associated card fees.

10. COLLECTION COSTS

If AFL does not pay to HUMBL upon request any amount required to be paid by AFL under this Agreement, HUMBL shall be entitled to recover from AFL, in addition to any amounts otherwise owing, its reasonable costs of collection, including, without limitation, collection agency fees, reasonable attorneys’ fees, and court costs.

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11. TAXES; WITHHOLDING

AFL is responsible for (and will indemnify and hold harmless HUMBL against) all taxes or other governmental charges associated with its events or its sales of tickets through the Services. If HUMBL determines that it is required to collect or pay any such taxes or other charges, it may deduct such amounts from any balance payable to AFL under this Agreement or else invoice AFL for such taxes or other charges. HUMBL reserves the right to withhold the payment of any amounts owed to AFL hereunder if HUMBL suspects or determines that such amounts have been generated in a fraudulent manner, in violation of this Agreement or the TOS, or in violation of any applicable laws or regulations (foreign or domestic). Such withholding may be temporary or permanent (as determined by HUMBL).

12. INDEMNITY FOR THIRD-PARTY ACTIONS

AFL agrees to indemnify, defend, release and hold harmless HUMBL, its affiliates, and their respective licensors and suppliers from and against all claims, losses, liabilities, settlements, fines, penalties, actions, lawsuits and legal actions brought by any third party against any of the HUMBL parties arising from or relating to AFL’s use of the Services.

13. LIMITATION OF LIABILITY

Under no circumstances will HUMBL be liable to AFL or any other person for any indirect, incidental, consequential, special, or punitive damages for any matter arising from or relating to this Agreement or the Services.

14. NON-SOLICITATION

For a period of one year from the termination of this Agreement, AFL will not, directly or indirectly, solicit for employment any person who is or was an employee or contractor of HUMBL during the term of this Agreement.

15. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its conflict of laws rules. Any disputes arising from or relating to this Agreement shall be resolved in the state or federal courts located in Delaware, which shall have exclusive jurisdiction.

16. NOTICES

Any notice, request or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally, sent by reputable overnight courier, or mailed by certified mail (return receipt requested), to the Parties at the following addresses (or at such other addresses as a Party may specify by notice given in accordance with this Section):

HUMBL, Inc.
Attn: Brian M. Foote
600 B. Street San Diego, California 92101

Arena Football League Management, LLC
Attn: The Hutton Firm, PLLC
333 South Seventh Street, Suite 2150
Minneapolis, Minnesota 55402

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Technology Services Agreement as of the Effective Date.

HUMBL:

HUMBL, Inc.

By:	/s/ Brian Foote
Brian Foote, CEO

AFL:

Arena Football League Management, LLC

By:	/s/ Travelle Gaines
Travelle Gaines, CEO

[Signature Page to Technology Services Agreement]